                                                                  EXHIBIT 23.01

                         Independent Auditors' Consent


The Board of Directors
CyberGuard Corporation

We consent to incorporation by reference in the following registration statements: Form S-8 (No. 333-88446); Form S-8 (No. 333-28813); Form S-3 (No.
333-06253); Form S-3 (No. 333-09211); and Form S-3 (No. 333-28693) of
CyberGuard Corporation of our report dated September 23, 1997, relating to the consolidated balance sheets of CyberGuard Corporation and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders equity, and cash flows for the year ended June 30, 1997, the nine months ended June 30, 1996, and the year ended September 30, 1995, which report appears in the June 30, 1997 annual report on Form 10-K of CyberGuard Corporation.

                                                     KPMG PEAT MARWICK LLP

Miami, Florida
September 29, 1997